UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2014

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Venezuelan Operations

Effective March 31, 2014, we are utilizing the auction-based exchange rate of Venezuela’s Complementary System of Foreign Currency Administration (“SICAD”) to remeasure the financial statements of our Venezuelan subsidiaries. The SICAD exchange rate at March 31, 2014 as published by the Central Bank of Venezuela was 10.7 bolivars per U.S. dollar. Prior to this date, we had used the Venezuelan government’s official exchange rate of 6.3 bolivars per U.S. dollar. Use of the SICAD rate will result in a pre-tax charge of $17 million to our Light Vehicle Driveline segment results of operations for the three-month period ended March 31, 2014.

Given the recent alternative foreign exchange market developments in Venezuela and the uncertainty surrounding our ability to exchange bolivars for U.S. dollars at the official rate, we believe the SICAD rate which we expect would be used for dividend remittances is now the appropriate rate to use for remeasurement of our Venezuelan operations’ financial statements. With the SICAD rate being impacted by periodic auctions, changes in this rate could result in significant pre-tax charges or benefits to future results of operations. In the event that we obtain approval for past or future requests to exchange bolivars at the official rate, we will recognize a benefit to results of operations upon completion of such exchange.

After remeasurement at the SICAD rate, the net assets of our Venezuelan subsidiaries at March 31, 2014 approximate $55 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: April 14, 2014	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Senior Vice President, General Counsel and Secretary

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